EXHIBIT  3.1(I)
CERTIFICATE  OF  CORRECTION

                            CERTIFICATE OF CORRECTION
                                       TO
                              ARTICLES OF AMENDMENT

     International Wireless, Inc., a Maryland corporation (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Amendment of the Corporation as filed on December 18, 2001 with the State Department of Assessments and Taxation of Maryland which states as follows had a typographical error in Paragraph A of Articles Sixth:

          SIXTH:  Shares  of  Stock.

          A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

Said  Paragraph  A  of  Articles  Sixth  of  the  Articles  of  Amendment of the
Corporation  as  filed  on  December  18,  2001  should  have  read  as follows:

          SIXTH:  Shares  of  Stock.

          A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 50,000,000 shares of Common Stock, $.009 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

     SECOND: On December 7, 2001, the Company held a special meeting of its shareholders in accordance with a filed Form DEF 14A with the Securities and Exchange Commission whereby the shareholders voted on to effect a one-for-nine reverse split of its total issued and outstanding common stock and change the par value of the common stock from $0.001 per share to $0.009. The final vote as to said proposition was 10,312,876 votes for, 5,200 votes against, and 31,050 abstained. The Articles of Amendment to which this Certificate of Correction as filed on December 18, 2001 with the State Department of Assessments and Taxation of Maryland failed to reflect the change in the par value of the common stock from $0.001 per share to $0.009 due to typographical error.

     We the undersigned President and Secretary of the Corporation on this 24th day of April, 2002, swear under penalty of perjury that these matters and facts are true in all material respects and that the foregoing is a corporate act.

By:                                          By:


/s/  Michael  Dewar                          /s/  Michael  Dewar
------------------------------               -------------------------------
Michael Dewar Acting President               Michael  Dewar,  Secretary


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